Exhibit 23.2.a

CONSENT OF COUNSEL

       As Secretary of Kansas City Power & Light Company, I have reviewed the statements as to matters of law and legal conclusions in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and consent to the incorporation by reference of such statements in the Company's previously-filed Form S-3 Registration Statement (Registration No. 333-108215).

/s/Jeanie Sell Latz
Jeanie Sell Latz

Kansas City, Missouri
March 7, 2005